Exhibit 99.1

Contacts:	Media	Investors
	Stephen Cohen	Joyce Arpin
	(212) 886-9332	(702) 880-4707

Caesars Entertainment Announces Repricing of

CEOC $1.50 Billion Senior Secured Term Loan

LAS VEGAS, April 16, 2018 — Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment”) today announced that CEOC, LLC (“CEOC”) has successfully repriced its approximately $1.50 billion senior secured term loan facility (the “Term Facility”). CEOC is a wholly owned subsidiary of Caesars Entertainment.

The interest rate under the Term Facility is the London Interbank Offered Rate (“LIBOR”) plus 200 basis points. This represents a reduction of 50 basis points.

“Following substantial improvements to our balance sheet last year, the CEOC repricing lowers CEOC’s overall cost of capital, which will provide financial flexibility and benefits to the enterprise,” said Mark Frissora, President and Chief Executive Officer of Caesars Entertainment.

The closing of the CEOC repricing transaction is anticipated to occur today.

About Caesars Entertainment Corporation

Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Caesars Entertainment is mainly comprised of two wholly owned operating subsidiaries: CEOC, LLC and Caesars Resort Collection, LLC. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 47 casinos in 13 U.S. states and five countries. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Forward-Looking Statements

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts and by the use of words such as “will” or “anticipated,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, the closing of the repricing transaction. These forward-looking statements are based on current expectations and projections about future events.

You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance and results of Caesars Entertainment may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, Caesars Entertainment’s ability to negotiate definitive documentation and satisfy customary closing conditions relating to the repricing transaction, and may include other factors described from time to time in our reports filed with the SEC.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this document. Caesars Entertainment undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as required by law.